Exhibit 99.1
PRESS RELEASE

1A Burton Hills Blvd., Suite 240 Nashville, TN 37215 Holley.com

HOLLEY CONTINUES DELEVERAGING WITH ADDITIONAL DEBT PREPAYMENT, TOTAL REPAYMENTS REACH $125 MILLION SINCE 2023
Latest prepayment continues Holley's deleveraging trajectory for the last three years and reinforces the Company's long-term goal to be at or below 3.0x leverage.
NASHVILLE, TENN. – September 23, 2026 - Holley Performance Brands (NYSE: HLLY), a leader in automotive aftermarket performance solutions, today announced a voluntary prepayment of $10 million toward its term loan, reflecting the Company’s continued focus on balance sheet optimization and disciplined capital deployment.
Including this latest payment, Holley has repaid a total of $125 million of debt since September 2023, funded entirely through free cash flow generation. Since initiating this program, the Company has reduced its Total Leverage Ratio from a peak of 5.67x, remains on track to reach its previously communicated year-end target of below 3.5x, and continues to target a long-term leverage ratio of approximately 3.0x. Cumulatively, the $125 million in debt reductions generate approximately $5 million in annualized net interest savings.
“This latest prepayment reflects the discipline and consistency of our capital allocation approach,” said Jesse Weaver, Chief Financial Officer of Holley Performance Brands. “Since 2023, we have reduced our debt by $125 million, funded entirely by free cash flow, while continuing to invest in the business. That progress reflects our three-pronged capital allocation framework: reducing leverage, pursuing accretive M&A, and returning capital to shareholders opportunistically. We remain on track to bring year-end leverage below 3.5x, with a long-term target of approximately 3.0x, and we believe this continued financial discipline positions Holley to create long-term value for our shareholders.”
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Forward-Looking Statements

Exhibit 99.1
Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties, and other important factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to Holley’s ability to achieve its stated leverage targets, opportunistically reduce debt, complete accretive acquisitions of complementary brands at attractive valuations, and opportunistically repurchase its own shares, and the other risks and uncertainties set forth in the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2026, and in any subsequent filings with the SEC.

About Holley Performance Brands
Holley Performance Brands (NYSE: HLLY) is home to a portfolio of iconic brands that serve enthusiasts across the high-performance aftermarket. The company designs, engineers, manufactures and markets category-leading products and solutions for automotive enthusiasts through a focused portfolio spanning four consumer vertical groupings: American Performance, Modern Truck & Off-Road, Euro & Import, and Safety & Racing. For more than a century, Holley has built its reputation through innovation, technical expertise and a deep understanding of enthusiast culture. For more information, visit https://www.holley.com.

Investor Relations Contact(s):
Anthony Rozmus / Jenna Kozlowski
Solebury Strategic Communications
203-428-3224
Holley@soleburystrat.com

Media Relations Contact(s):
Nathan Espinosa/Michael Murray
Kahn Media
818-881-5246
Holley@KahnMedia.com